As Filed with the Securities and Exchange Commission on August 1, 1997


                                File No.811-07860


                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549



                                    FORM N-1A


                             REGISTRATION STATEMENT


                                      UNDER


                       THE INVESTMENT COMPANY ACT OF 1940



                                 AMENDMENT NO. 5


                            THE DIVERSIFIED PORTFOLIO
               (Exact Name of Registrant as Specified in Charter)



        P.O. Box 2508 GT, George Town, Grand Cayman, Cayman Islands, BWI
                    (Address of Principal Executive Offices)



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       Registrant's Telephone Number, Including Area Code: (809) 949-6644


                 John E. Pelletier, c/o Funds Distributor, Inc.
            60 State Street, Suite 1300, Boston, Massachusetts 02109
                     (Name and Address of Agent for Service)


                                    Copy to:         Steven  K. West, Esq.
                                                     Sullivan & Cromwell
                                                     125 Broad Street
                                                     New York, NY  10004

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                                 EXPLANATORY NOTE

         This Registration Statement has been filed by the Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the "1933 Act"), because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

         Post-effective Amendment No. 4 to the Registrant's Registration Statement, filed with the Securities and Exchange Commission on May 9, 1997 (Accession No. 0001016964-97-000075), is hereby incorporated by reference in its entirety except for the following:

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                                    PART A



1. The seventh sentence under the heading "Equity Investments" is replaced with the following:

         Through the use of forward foreign currency exchange contracts, the Advisor will adjust the Portfolio's foreign currency weightings relative to the EAFE Index. From time to time, the Advisor may reduce the Portfolio's foreign currency exposure by entering into forward foreign currency exchange contracts to sell a foreign currency in exchange for the U.S. dollar.

2. The sentence "The Portfolio will not enter into forward contracts for speculative purposes." in the second paragraph under the heading "Foreign Currency Exchange Transactions" in Part A is hereby deleted.

3. The third paragraph under the above heading is replaced with the following:

         The Portfolio may enter into forward foreign currency exchange contracts to adjust its currency exposure relative to the EAFE Index, the benchmark for its international equity investments. The Portfolio may also enter into forward foreign currency exchange contracts in connection with settlements of securities transactions and other anticipated payments or receipts. In addition, from time to time, the Advisor may reduce the Portfolio's foreign currency exposure by entering into forward foreign currency exchange contracts to sell a foreign currency in exchange for the U.S. dollar. Forward foreign currency exchange contracts may involve the purchase or sale of a foreign currency in exchange for U.S. dollars or may involve two foreign currencies.


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                                  SIGNATURES

         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of George Town, Grand Cayman, Cayman Islands, B.W.I., on the 31st day of July, 1997.

         THE DIVERSIFIED PORTFOLIO


By:       /S/ LENORE J. MCCABE
         -------------------------------------------
         Lenore J. McCabe
         Assistant Secretary and Assistant Treasurer




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